Exhibit 10.12
START DATE
12/1/04

Offer of Employment

          This letter dated November 1, 2004, represents a formal offer of at-will employment at Micrus Corporation. Micrus wishes to extend this offer to Bill Rigas for the position of Vice President of Sales, Far East and Latin America with a proposed start date on or before November 29, 2004. Employment will not begin until the terms in this offer are agreed to and acknowledged by signature of this letter. This offer is valid through November 5, 2004.

Eligibility
On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work.

In addition, your employment at Micrus is contingent upon your execution and compliance with several Company Agreements as follows: Confidentiality and Proprietary Information Agreements, and an Arbitration Agreement. In addition, the Invention Assignment (Exhibit A of Proprietary Information Agreement) must be signed thus requiring, among other provisions, the assignment of patent rights to any invention made during your employment at the Company to Micrus Corporation.

You understand and agree that by accepting this offer of employment, you represent to Micrus that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with Micrus, enter into any oral or written agreement in conflict with any of the provisions of this letter or Micrus’ policies. Notwithstanding the foregoing, Micrus acknowledges and agrees that you are currently a party to a consulting agreement with Control Delivery Systems (“CDS”) and that this consulting engagement will continue until December 3, 2004. You acknowledge and agree that your performance of your obligations pursuant to this consulting agreement will not conflict or otherwise interfere with your obligations as an employee of Micrus and that the performance of such consulting obligations will not involve the use of any of Micrus’ facilities or materials.

Compensation
Upon commencement of employment, you will be paid $5769.23 bi-weekly in accordance with the Company’s normal payroll procedures. We have recommended that you receive stock options in the amount of 75,000 shares. These options are subject to the Board of Directors’ approval. One-fourth of the options vest at the end of the first year of employment, and one-forty-eighth vest each full month thereafter subject to your continued employment with Micrus. These options would not preclude the award of additional options that may carry a different exercise price and/or vesting period. The option grant shall be subject to the terms, definitions and provisions of the Company’s 1998 Stock Plan and a Stock Option Agreement by and between you and the Company, both of which documents are incorporated herein by reference. In the event that your employment is terminated for any reason or no reason, all rights to exercise unvested stock options will be cancelled as per the applicable ISO Stock Options Plan, except as expressly set forth below.

For the fiscal year 2005 you will be eligible for an incentive bonus of up to 20% of your annual base salary on a prorated basis. This bonus will be based upon performance and achievement of mutually agreed upon goals to be determined by the CEO and Board of Directors. This is under no circumstances a guarantee of payment. The decision whether to award a bonus in any future year and the amount of said bonus will be at the sole discretion of the Board of Directors.

Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)  “Cause” shall mean a good faith finding by the Company of: (i) gross negligence of willful misconduct by Executive in connection with his employment duties, (ii) failure by Executive to perform his duties or responsibilities required pursuant to his employment, if such failure is not cured within ten (10) days after written notice thereof, (iii) mis-appropriation by Executive of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by Executive, (v) the Executive knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), of (vi) the Executive’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony.

Benefits

The following benefits will be made available to Bill Rigas upon commencement of employment under the same terms as other Micrus employees and in accordance with the Company’s Benefits Program.

•	Health, Dental, Vision, and Disability/Life Insurance

•	I125 plan

•	401(k)

•	Holiday pay

•	PTO pay (Paid Time Off — to be accrued and used in accordance with Company policy)

By accepting the Micrus Corporation Offer of Employment, you will be acknowledging and expressly agreeing that at all times you will be an at-will employee. Thus, you and Micrus Corporation will retain the right to terminate the employment relationship for any reason. Upon any termination of the employment relationship, Micrus Corporation’s only liability to you will be for payment of salary and vacation time earned prior to the termination date. The at-will nature of this employment relationship can be modified or nullified only in a formal written employment contract signed by you and the President of Micrus Corporation. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements.

Agreed to and accepted by:

/s/ MICHAEL R. HENSON	11/5/04	/s/ BILL RIGAS	11/5/2004

Michael R. Henson	Date	Bill Rigas	Date
Chairman, Board of Directors